ViRexx Medical Corp.                                                                                                                                                                                                                                                  For Immediate Release

VIREXX MEDICAL CORP. IS ACQUIRED BY PALADIN LABS INC.

EDMONTON, ALBERTA – December 23, 2008 – ViRexx Medical Corp. (“ViRexx” and/or the “Company”) announced today that in accordance with the Order for Reorganization in ViRexx’s Proposal Proceedings under the Bankruptcy and Insolvency Act (Canada) and under the Alberta Business Corporations Act which have been previously announced, Paladin Labs Inc. (TSX:PLB), a leading Canadian specialty pharmaceutical company, has become the sole shareholder of ViRexx.

Immediately prior to Paladin becoming the sole shareholder of ViRexx, all existing issued and outstanding shares and options of the Company were, pursuant to the Court Order, cancelled without payment or other consideration. One of the other consequences of Paladin becoming the sole shareholder is that the Company will take the steps necessary to cease being a reporting issuer in Canada and the United States.

Please also refer to the Company’s press release dated December 11, 2008 related to additional background on the transaction.

Forward-looking statements
Certain statements in this press release constitute “forward-looking” statements that involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements related to ViRexx’s creditors proposal and restructuring efforts to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. When used in this document, such statements use such words as “may”, “will”, “intend”, “should”, “expect”, “believe”, “plan”, “anticipate”, “estimate”, “predict”, “potential”, “continue” or the negative of these terms or other similar terminology. These statements reflect current expectations regarding future events and operating performance and speak only as of the date of this document. Such statements include statements regarding Paladin’s decision to support the restructuring, its financing of the restructuring, its efforts to license, sell or otherwise dispose of the Technology as well as statements related to obtaining Court approval for the restructuring.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether such results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements.

Although the forward-looking statements contained herein are based upon what ViRexx’s management currently believes are reasonable assumptions, the Company cannot make assurances that actual results will be consistent with these forward-looking statements. ViRexx does not assume any obligation to update or revise the statements contained herein to reflect new events or circumstances, except as required by applicable securities legislation.

Additional financing will be required for the Company in order to complete the restructuring process and to carry on with its operations. There can be no assurance that additional financing will be available at all or on acceptable terms to permit ViRexx’s current operations to continue. If the Company is unsuccessful in obtaining sufficient financing it may be required to scale back further or terminate certain or all of its operations.

The Company intends to cease being a reporting issuer in the United States and Canada following satisfaction of all Court and regulatory requirements, but there can be no assurance that this will happen. The Company was de-listed from the TSX on October 17, 2008 and from AMEX on October 1, 2008.

Please refer to the Risk Factors commencing on page 9, Section D, of the Form 20F filed by ViRexx on July 11, 2008 located at www.sec.gov. These risk factors are still in effect.

About ViRexx Medical Corp.

ViRexx is a Canadian-based development-stage biotech company focused on developing innovative-targeted therapeutic products that offer better quality of life and a renewed hope for living. Our platform technologies include product candidates for the treatment of Hepatitis B, Hepatitis C, avian influenza viral infections, biodefence and nanoparticle applications, select solid tumors and late-stage ovarian cancer. Additional information related to the Company can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

About Paladin Labs Inc.

Paladin Labs Inc., headquartered in Montreal, Canada, is a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian market. With this strategy, a focused national sales team and proven marketing expertise, Paladin has evolved into one of Canada's leading specialty pharmaceutical companies. For more information, please visit the Company's web site at www.paladinlabs.com.

For more information, please contact: Samira Sakhia Chief Financial Officer, Paladin Labs Inc. President, ViRexx Medical Corp. Tel: (514) 340-5067 Fax: (514) 344-4675